Exhibit 10ee

AMENDMENT TO THE HUBBELL INCORPORATED
STOCK OPTION PLAN FOR KEY EMPLOYEES
Amended, Effective May 5, 2003

          WHEREAS, this Corporation maintains the Hubbell Incorporated Stock Option Plan for Key Employees (the “Plan”), which has been amended and restated from time to time, the most recent amendment taking place effective May 5, 2003;

          WHEREAS, the Board of Directors has reserved the right in Section 7 of the Plan to amend the Plan;

          WHEREAS, it is desirable to amend the Plan, with respect to future option grants only, to allow individuals retiring with the consent of the Company to have until the end of the option exercise period in which to exercise their options.

          NOW, THEREFORE, effective June 9, 2004, the Plan is hereby amended as follows:

By adding the following to Section 5(c)(B):

“Notwithstanding the foregoing, with respect to options granted after June 9, 2004 if the employment of the participant with the Company or its subsidiaries shall terminate by reason of the participant’s retirement with the consent of the Company, such participant’s stock option shall continue to mature in the normal manner and the participant (or in the event of his death after the date of retirement, his estate or the person who acquires his option by bequest or inheritance or by reason of his death) shall have the right to exercise his option until the end of the option exercise period specified in the option.”

          I, hereby certify that the foregoing amendment to the Stock Option Plan for Key Employees was adopted by the Board of Directors of this Corporation on June 9, 2004 at a duly held meeting thereof.

By:	/s/Richard W. Davies
Richard W. Davies
Vice President, General Counsel and Secretary of the Corporation

Dated: July 26, 2004